Supplemental Financial Information Exhibit 99 (a)

Borrowing Base Information 1 1 - Selected domestic asset balances have been presented as supplemental information because these items were used to calculate Delphi's borrowing base under the terms of its DIP Revolving Credit, Term Loan and Guaranty Agreement (the "Refinanced DIP Credit Facility"); however, the selected domestic asset balances should not be considered in isolation or as a substitute for items on Delphi's consolidated balance sheet presented in accordance with U.S. GAAP; all capitalized terms are per the definitions in the Refinanced DIP Credit Facility. Borrowing Base adjusted to reflect modifications as detailed in the terms of the proposed extension to the Refinanced DIP Credit Facility 2 - Available inventory is net of rent reserve 3 - 80% of the Net Orderly Liquidation Value of Eligible Equipment and 50% of Eligible Real Estate based upon 3rd party appraisals 4 - Gross balance based on November 30, 2007 which defines 12/31/07 availability 5 - Adjusted to reflect proposed terms of the revised credit agreement as if they were in effect on 12/31/07

DIP Collateral Coverage Information 1 1 - Selected domestic asset balances have been presented as supplemental information because these items were used to calculate Delphi's collateral coverage; however, the selected domestic asset balances should not be considered in isolation or as a substitute for items on Delphi's consolidated balance sheet presented in accordance with U.S. GAAP ($ Millions) As of 12/31/07 Accounts Receivable & Non-Debtors Notes Receivable Debtor Continuing Operations 2,123 $ Debtor Discontinued Operations 251 Total Collateral 2,374 $ Inventory, net Debtor Continuing Operations 823 $ Debtor Discontinued Operations 184 Total Collateral 1,007 $ PP&E, net book value Debtor Continuing Operations 1,446 $ Debtor Discontinued Operations 291 Total Collateral 1,737 $

EBITDAR[1] Reconciliation

($ Millions)	Consol 12/31/2007	Continuing 12/31/2007	Discontinued Ops 12/31/2007
Net Income	**$ (3,065)**	**$ (2,308)**	**$ (757)**
(+) Income Taxes	(514)	(522)	8
(+) Interest Expense	772	769	3
(+) Interest Income	(70)	(68)	(2)
(+) Depreciation and Amortization, Includes Long-lived Impairments	1,282	1,012	270
EBITDA	**(1,595)**	**(1,117)**	**(478)**
(+) Securities & Litigation Charge	343	343	-
US Employee Workforce Transition Charges	244	212	32
Other Restructuring	1,414	681	733
(+) Total Restructuring [2]	1,658	893	765
LTM EBITDAR [1,3]	**$ 406**	**$ 119**	**$ 287**

Subsidiary EBITDAR [1] Reconciliation

($ Millions)	LTM 12/31/07 Total
EBITDAR of 1st tier foreign subsidiaries	$ 610
EBITDAR excluding 1st tier foreign subsidiaries	(204)
Total Consolidated EBITDAR	$ 406

1 - EBITDAR is presented to allow for the reconciliation of EBITDAR for 1st Tier foreign subsidiaries shown above; EBITDAR is determined by summing together net income, taxes, interest income, interest expense, depreciation and amortization and restructuring, as such terms are defined in the Refinanced DIP Credit Facility, without giving effect to intercompany profit eliminations and headquarters allocations; EBITDAR is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of Delphi's operating performance or liquidity; EBITDAR does not have a standardized meaning and Delphi's definition of EBITDAR may not be comparable to EBITDAR used by other companies or other definitions of EBITDAR which may be used by Delphi. This definition of EBITDAR is not consistent with the definition of EBITDAR in Delphi's Refinanced DIP Credit Facility

2 - Per Refinanced DIP Credit Facility definition of Global EBITDAR, these amounts are considered Restructuring and in some cases would not qualify as a restructuring charge in accordance with U.S. GAAP

3 - Debt of 1st tier foreign subsidiaries comprised of $22 million as of 12/31/07

DELPHI

Financial Review -- Summary model financial information1 Note: Totals may not add due to rounding 1 - Includes the results of operations of Delphi's Steering and Interiors Business as continuing operations which is not in accordance with U.S. GAAP as these businesses qualified for discontinued operations treatment in the fourth quarter of 2007; these discontinued operations were reported as a loss of $757 million in Delphi's 2007 audited financial statements 2 - EBITDAR presented here is as defined in Delphi's Refinanced Credit Facility. EBITDAR is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of Delphi's operating performance or liquidity; EBITDAR does not have a standardized meaning and Delphi's definition of EBITDAR may not be comparable to EBITDAR used by other companies or other definitions of EBITDAR which may be used by Delphi 3 - Numbers for 2007 include capital expenditures of $66 million for Delphi's Steering and Interiors Business as continuing operations. These capital expenditures are classified in cash flows from discontinued operations in the 10-K as these businesses qualified for discontinued operations treatment in the fourth quarter of 2007; 2008 capital expenditures are derived from changes in PP&E balances plus depreciation and amortization and impairments, which is not in accordance with U.S. GAAP 4 - Specifically the Projections included in the First Amended POR have been adjusted to reflect: (i) Delphi's delayed emergence from chapter 11, including deferral of net amounts that would have been paid by General Motors Corporation ("GM") to Delphi under certain restructuring agreements, the retiming of divestiture transactions, and the reversal of adjustments related to fresh start accounting and certain recapitalization transactions which were to take place upon emergence; (ii) changes in overall market and economic conditions, including changes in projected GM North American volumes from 3.8 million to 3.6 million units, changes in the projected volumes of other select North American customers, and increased commodity costs; and (iii) projected advances from time to time of up to an aggregate outstanding amount of $650 million from GM in anticipation of the implementation of certain restructuring agreements Chart contains forward information as to which risk factors identified on the accompanying Form 8-K apply

Financial Review -- Summary credit agreement model liquidity1 Note: Totals may not add due to rounding 1 - Cash balance excludes restricted cash and cash and permitted investments pledged to the Administrative Agent and includes the cash balances of Delphi's Steering Operations until planned date of divestiture 2 - DIP availability assumes a $1.0 billion revolver and $0.6 billion term loan 3 - Commitment under GM Agreement of up to $200 million in May, up to $300 million in June, and up to $650 million thereafter to maintain $500 million minimum liquidity defined as revolver availability plus US unrestricted cash $ in millions Chart contains forward information as to which risk factors identified on the accompanying Form 8-K apply